Press Release	Source: Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies, Ltd. Comments on Unauthorized ''Spam''

Thursday September 16, 1:01 pm ET

LITTLE RIVER, S.C.--(BUSINESS WIRE)--Sept. 16, 2004--Integrated Environmental Technologies, Ltd. (OTCBB: IEVM - News) has been made aware of an unauthorized "spam" email report being circulated to the general public utilizing pirated website addresses. Apparently, someone has devised a process by which they can illegally utilize a legitimate website address, domain name, or email address to send out untraceable emails. The publisher of the report claims to have been paid $12,500 by a third-party to circulate the report.

I.E.T., Ltd. has not approved nor does it condone this circulation of company information through the use of email. William Prince, President of I.E.T., Ltd. stated, "We were extremely surprised to learn of this despicable practice being perpetrated at our expense. We have received numerous inquiries from the legitimate owners of the website addresses inquiring as to our involvement in this charade, to which we have been adamant in our response that we have no knowledge of who is sending the illicit emails."

Unfortunately, I.E.T., Ltd. has learned there is virtually no way to prevent this kind of unauthorized activity. However, the Company's management has vowed to continue to do everything within its power to attempt to put an end to this situation.

Contact:

Integrated Environmental Technologies, Ltd.

William E. Prince, 843-390-2500

www.ietltd.net